Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of First Commonwealth Financial Corporation of our report dated February 27, 2006 with respect to the consolidated financial statements of First Commonwealth Financial Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Form S-3 relating to First Commonwealth Financial Corporation’s Stock Purchase and Dividend Reinvestment Plan (No. 333-111732);

Form S-8 relating to the GA Financial, Inc. Stock Option Plan (No. 333-113534);

Form S-8 relating to the Pittsburgh Financial Corp. Stock Option Plan (No. 333-111735);

Form S-8 relating to the First Commonwealth Financial Corporation’s Stock Option Plan (No. 033-55687).

/S/ ERNST & YOUNG LLP
Ernst & Young LLP

Pittsburgh, Pennsylvania

February 26, 2007